Certification Pursuant to 18 U.S.C. Section 1350 as Adopted
Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Solely for the purpose of Section 906 of the Sarbanes-Oxley Act of 2002, and solely to the extent this certification may be applicable to this report, the undersigned hereby certify that this report of Legacy Communications Corporation.(the “Company”) fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: April 30, 2008	/s/ E. Morgan Skinner, Jr.
Name: E. Morgan Skinner, Jr.
Title: President and Chief Executive Officer

/s/ E. Morgan Skinner, Jr.
Name: E. Morgan Skinner, Jr.
Title: Chief Financial Officer